                                                                      EXHIBIT 11

                         TRANSKARYOTIC THERAPIES, INC.

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
                                                      THREE MONTHS ENDED       NINE MONTHS ENDED
                                                         SEPTEMBER 30,           SEPTEMBER 30,
                                                      -------------------     -------------------
                                                       1997        1996        1997        1996
                                                      -------     -------     -------     -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Weighted average common shares outstanding..........   17,838       5,197      17,050       5,197
Effect of preferred stock -- assumed converted at
  date of issuance..................................       --       5,777          --       5,777
Effect of common and common stock equivalent shares
  issued by the Company during the twelve month
  period immediately preceding the Company's initial
  public offering in October 1996 (using the
  treasury stock method)............................       --       3,281          --       3,281
                                                      -------     -------     -------     -------
Shares used to compute net loss per share...........   17,838      14,255      17,050      14,255
                                                      =======     =======     =======     =======
Net loss............................................  $(4,021)    $(2,417)    $(7,488)    $(8,404)
                                                      =======     =======     =======     =======
Net loss per share (pro forma in 1996)..............  $ (0.23)    $ (0.17)    $ (0.44)    $ (0.59)
                                                      =======     =======     =======     =======
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